Exhibit 99.1

Wetouch Technology Inc. Receives Nasdaq Notification Regarding Delinquent Periodic Reports

Chengdu, China – August 26, 2025 – Wetouch Technology Inc. (Nasdaq: WETH) (the “Company”), a manufacturer and supplier of large-format touchscreens, today announced that on August 21, 2025, it received a written notice from the Listing Qualifications Staff of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Company is not in compliance with Nasdaq Listing Rule 5250(c)(1) because it has not yet filed its Quarterly Report on Form 10-Q for the period ended June 30, 2025 with the U.S. Securities and Exchange Commission (the “SEC”).

This delinquency is in addition to the Company’s previously disclosed delay in filing its Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and its Quarterly Report on Form 10-Q for the period ended March 31, 2025 (collectively, the “Delinquent Reports”).

Nasdaq previously granted the Company an exception until October 13, 2025 to file the Delinquent Reports. Under Nasdaq’s rules, any additional exception to allow the Company to regain compliance with all periodic filing requirements is limited to a maximum of 180 calendar days from the due date of the Initial Delinquent Filing, which is October 13, 2025.

The Company has been requested to submit an updated plan of compliance to Nasdaq by September 5, 2025, which will address its plans to file the June 30, 2025 Form 10-Q and provide an update on its progress toward completing the Delinquent Reports.

The Nasdaq notification has no immediate effect on the listing or trading of the Company’s common stock on the Nasdaq Capital Market.

The Company is working diligently with its auditors and advisors to complete and file the Delinquent Reports as soon as practicable in order to regain compliance with Nasdaq’s continued listing requirements.

About WeTouch Technology Inc.:

WeTouch Technology Inc. is a leading provider of high-quality touch display solutions, committed to revolutionizing human-machine interaction across various industries. With a focus on innovation and customer satisfaction, WeTouch delivers cutting-edge technology and unmatched performance in touch display solutions worldwide.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by terminology such as "will", "expects", "anticipates", "future", "intends", "plans", "believes", "estimates", "target", "going forward", "outlook," "objective" and similar terms. Such statements are based upon management's current expectations and current market and operating conditions, and relate to events that involve known or unknown risks, uncertainties and other factors, all of which are difficult to predict and which are beyond Wetouch's control, which may cause Wetouch's actual results, performance or achievements  (including the RMB/USD value of its anticipated benefit to Wetouch as described herein) to differ materially and in an adverse manner from anticipated results contained or implied in the forward-looking statements. Further information regarding these and other risks, uncertainties or factors is included in Wetouch's filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov. Wetouch does not undertake any obligation to update any forward-looking statement as a result of new information, future events or otherwise, except as required under law.

For more information, please contact:
Email: hwey@horizonconsultancy.co